UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 3, 2007
H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri	1-6089	44-0607856
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification Number)
One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices) (Zip Code)
(816) 854-3000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On December 3, 2007, H&R Block, Inc. (the “Company”), Block Financial Corporation (“BFC”), a wholly-owned indirect subsidiary of the Company, and OOMC Acquisition Corp. (“Cerberus”), a company formed on behalf of one or more affiliated funds or managed accounts or affiliates of Cerberus Capital Management L.P., entered into a termination agreement regarding the Stock Purchase Agreement dated April 19, 2007 (the “SPA”). See Item 1.02 of this Report on Form 8-K for further information regarding the SPA termination, which is hereby incorporated in this Item 1.01 by reference.
Item 1.02. Termination of a Material Definitive Agreement
On December 3, 2007, the SPA was terminated. The SPA provided for the sale of all the outstanding shares of capital stock of Option One Mortgage Corporation (“OOMC”) to Cerberus. The SPA was terminated pursuant to the mutual agreement of the parties in light of (i) certain closing conditions that would not be met and (ii) the absence of mutually acceptable alternatives for restructuring the SPA in the changing business environment.
Item 2.05. Costs Associated with Exit or Disposal Activities
On December 4, 2007, OOMC announced plans to cease all mortgage loan origination activities. This step is being taken in connection with the termination of the SPA. OOMC will immediately cease accepting new mortgage loan applications, but will honor existing loan commitments in its loan pipeline. Funding requirements for such loan commitments are expected to total not more than approximately $30 million in gross principal amount.
In connection with terminating mortgage loan origination activities, the Company expects to incur a pre-tax restructuring charge of approximately $75 million (approximately $39 million of which will result in future cash expenditures). The restructuring charge consists of approximately $27 million in one-time termination benefits, approximately $12 million in lease termination costs, approximately $34 million in write-offs of property, plant and equipment, and approximately $2 million in miscellaneous costs. Approximately $34 million pre-tax of the restructuring charge will be incurred in the Company’s fiscal quarter ending October 31, 2007, with the remainder to be incurred in the Company’s fiscal quarter ending January 31, 2008. OOMC expects to have completely ceased mortgage loan origination activities by January 31, 2008.
Item 7.01. Regulation FD Disclosure
On December 4, 2007, the Company issued a press release announcing the matters described in Item 1.02 of this Current Report on Form 8-K and other matters pertaining to OOMC. The press release is furnished as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description

99.1	Press Release Issued December 4, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.
Date: December 4, 2007	By:	/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary

EXHIBIT INDEX
Exhibit 99.1      Press Release Issued December 4, 2007.